Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-229431 and 333-217545 on Form S-8 and 333-251401 and 333-251402 on Form S-4 of our reports dated February 17, 2021, relating to the financial statements of Bonanza Creek Energy, Inc. and its subsidiaries and the effectiveness of Bonanza Creek Energy, Inc. and its subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 17, 2021